Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

J & J SNACK FOODS CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, no par value per share, issuable under the 2022 Long-Term Incentive Plan	457(h)	400,000	$140.78(2)	$56,312,000	0.0001102	$6,205.58
Total Offering Amounts					$56,312,000		$6,205.58
Total Fee Offsets							--
Net Fee Due							$6,205.58

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock, no par value per share (“Shares”) of J & J Snack Foods Corp. (the “Company”) that become issuable under the Company’s 2022 Long-Term Incentive Plan (the “2022 Long-Term Incentive Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock.

(2)

The proposed maximum offering price per share has been estimated in accordance with Rule 457(c) and (h) under the Securities Act, as to the Shares authorized for issuance pursuant to the 2022 Long-Term Incentive Plan, solely for the purpose of calculating the registration fee. The computation is based upon the average of the high and low prices of the Shares as reported on the Nasdaq Global Market on February 10, 2023, because the price at which the securities to be granted in the future may be exercised is not currently determinable.